Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Thomas G. Bevivino
Chief Financial Officer &
Executive Vice President
Email: tbevivino@severnbank.com
Phone: 410.260.2000

Severn Bancorp, Inc. Announces First Quarter Earnings

Annapolis, MD (April 24, 2015) – Severn Bancorp, Inc., (Nasdaq: SVBI) parent company of Severn Savings Bank, FSB (“Severn”), today announced net income of $865,000 or $0.03 per share for the first quarter of 2015. Earnings were consistent with 2014 first quarter results of net income of $867,000 or $0.03 per share. Earnings per share is calculated using net income available for common shareholders, which is net income less preferred stock dividends and discount amortization.

“We like to see the continued positive trend in earnings,” stated Alan J. Hyatt, President and Chief Executive Officer. Mr. Hyatt continued, “In our continued effort to build on recent accomplishments, such as delinquencies being at their lowest level in years, we dedicate ourselves every day to working hard and increasing value for our shareholders. In addition to our financial performance we also evaluate our progress in delivering on our mission. To that end we continue to succeed in meeting the needs of our customers and community to ensure a brighter financial future.”

About Severn Savings Bank: Founded in 1946, Severn is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending. It has assets of approximately $780 million and four branches located in Annapolis, Edgewater and Glen Burnie, Maryland. The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution. Severn is on the Web at www.severnbank.com.

# # #

Forward Looking Statements
In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements contained herein include, but are not limited to, those with respect to management’s determination of the amount of loan loss reserve and statements about the economy. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements. Severn’s operations and actual results could differ significantly from those discussed in the forward-looking statements. Some of the factors that could cause or contribute to such differences include, but are not limited to, changes in the economy and interest rates both in the nation and in Severn’s general market area, federal and state regulation, competition and other factors detailed from time to time in Severn’s filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” contained in Severn’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Severn Bancorp, Inc.
Selected Financial Data
(dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014

Summary Operating Results:
Interest income	$7,860	$8,086	$8,000	$7,808	$7,922
Interest expense	2,201	2,236	2,153	2,130	2,115
Net interest income	5,659	5,850	5,847	5,678	5,807
Provision for loan losses	100	400	250	(19)	200
Net interest income (loss) after provision for loan losses	5,559	5,450	5,597	5,697	5,607
Non-interest income	900	1,142	1,245	962	976
Non-interest expense	5,593	5,041	5,754	7,235	5,706
Income (loss) before income tax provision	866	1,551	1,088	(576)	877
Income tax provision	1	1	20	-	10
Net income (loss)	$865	$1,550	$1,068	$(576)	$867

Per Share Data:
Basic earnings (loss) per share	$0.03	$0.10	$0.05	$(0.12)	$0.03
Diluted earnings (loss) per share	$0.03	$0.09	$0.05	$(0.12)	$0.03
Common stock dividends per share	$-	$-	$-	$-	$-
Average basic shares outstanding	10,070,796	10,067,379	10,067,379	10,067,379	10,066,679
Average diluted shares outstanding	10,093,250	10,905,866	10,101,445	10,067,379	10,103,153

Performance Ratios:
Return on average assets	0.11%	0.20%	0.14%	-0.07%	0.11%
Return on average equity	1.05%	1.88%	1.30%	-0.71%	1.06%
Net interest margin	3.22%	3.32%	3.29%	3.19%	3.23%
Efficiency ratio*	86.26%	71.60%	80.40%	109.32%	84.90%

*	The efficiency ratio is general and administrative expenses as a percentage of net interest income plus non-interest income

	March 31, 2015	December 31, 2014	As of September 30, 2014	June 30, 2014	March 31, 2014

Balance Sheet Data:
Total assets	$781,628	$776,328	$769,313	$788,653	$793,433
Total loans receivable	627,591	643,317	629,342	616,956	614,986
Allowance for loan losses	(8,964)	(9,435)	(9,282)	(10,828)	(11,225)
Net loans	618,627	633,882	620,060	606,128	603,761
Deposits	546,535	543,814	537,743	555,780	562,964
Borrowings	115,000	115,000	115,000	115,000	115,000
Stockholders' equity	84,275	83,810	82,739	82,150	83,202
Bank's Tier 1 core capital to total assets	13.9%	13.8%	13.7%	13.2%	13.2%
Book value per share	$5.71	$5.68	$5.57	$5.51	$5.62

Asset Quality Data:
Non-accrual loans	$13,317	$12,845	$10,798	$13,401	$12,567
Foreclosed real estate	2,211	1,947	5,024	5,689	5,561
Total non-performing assets	15,528	14,792	15,822	19,090	18,128
Total non-accrual loans to net loans	2.2%	2.0%	1.7%	2.2%	2.1%
Total non-accrual loans to total assets	1.7%	1.7%	1.4%	1.7%	1.6%
Allowance for loan losses	8,964	9,435	9,282	10,828	11,225
Allowance for loan losses to total loans	1.4%	1.5%	1.5%	1.8%	1.8%
Allowance for loan losses to total non-accrual loans	67.3%	73.5%	86.0%	80.8%	89.3%
Total non-performing assets to total assets	2.0%	1.9%	2.1%	2.4%	2.3%
Non-accrual troubled debt restructurings (included above)	2,620	2,641	1,853	1,868	2,018
Performing troubled debt restructurings	26,175	27,724	28,828	30,146	34,021
Loan to deposit ratio	114.8%	118.3%	117.0%	111.0%	109.2%